Exhibit 99.(P)(1)

CODE OF ETHICS

THE ROXBURY FUNDS

PREAMBLE

This Code of Ethics (hereinafter sometimes referred to as this “Code”) has been adopted by the Board of Trustees of:

•                  The Roxbury Funds (the “Trust”) on behalf of each Fund of the Trust listed on Appendix “B” hereto;

and in accordance with the requirements of Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Rule requires the Trust to adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any conduct prohibited by paragraph (b) of the Rule, and to use reasonable diligence to prevent violations of this Code.

Violations of sub-paragraph (b) of the Rule may constitute grounds for the imposition of significant administrative and civil injunctive, as well as criminal, sanctions by the U.S. Securities and Exchange Commission (the “SEC”) or the federal courts. In addition, the Fund may impose internal sanctions for violations of this Code. All persons that are or that are about to become covered by this Code are expected to be familiar with the proscriptions of this Rule. To that end, a summary of Rule 17j-1(b) is included as Appendix “A” to this Code.

Set forth below is the Code of Ethics adopted by the Trust in compliance with the Rule. This Code of Ethics is based upon the principle that the trustees and officers of the Trust and certain affiliated persons of the Funds and any investment adviser to the Trust owe a fiduciary duty to, among others, the shareholders of the Trust to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of such shareholders and investors; (ii) taking inappropriate advantage of their position with the Trust; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. The Board of Trustees of the Trust expects that certain additional provisions consistent with the foregoing principle will be incorporated into the investment adviser’s code of ethics, as appropriate, including pre-clearance procedures, blackout periods, bans on short-term trading, gifts guidelines, and limitations or prohibitions on investment personnel service as directors of public companies.

1.             DEFINITIONS

(a)                                    “Access Person” means any (i) advisory person or the investment adviser or sub-adviser to the Funds of the Trust (the “Adviser”), which is presumed to include any director, trustee, officer, Advisory Person or general partners of the Trust or Adviser, and (ii) director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates or participates in or obtains information regarding, the purchase or sale of Covered Securities by the Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business.

(b)                                   “Advisory Person” means:

(i)                                     any employee of the Trust, or Adviser to the Funds of the Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

(ii)                                  any natural person in a control relationship to the Trust, or Adviser to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

(c)                                A security is “being considered for purchase or sale” or is “being purchased or sold” when an instruction to purchase or sell the security has been made and communicated to the trading desk, which includes a pending “buy” or “sell” order with respect to a security for the Trust.  In addition, as to any person, a security is “being considered for purchase or sale” or is “being purchased or sold” if such person is considering giving an instruction to purchase or sell the security or is aware that any other person is considering giving an instruction to purchase or sell the security for the Trust.

(d)                               “Automatic Investment Plan” means:

(i)                                     a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a 401k or dividend reinvestment plan.

(e)                                “Beneficial Ownership” for purposes of this Code, shall be interpreted in a manner consistent with the provisions of Section 16 of the of the Securities Exchange Act of 1934, as amended, and the rules and regulations there under which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security regardless of who is the registered owner. This would include:

(i)                                     securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the securities are owned individually or jointly;

(ii)                                  securities held in the name of a member of his or her immediate family (spouse, minor child and adults) sharing the same household;

(iii)                               securities held by a trustee, executor, administrator, custodian or broker;

(iv)                              securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

(v)                                 securities held by a corporation which can be regarded as a personal holding company of a person; and

(vi)                              securities recently purchased by a person and awaiting transfer into his or her name.

(f)                                  “Compliance Designees” means persons authorized to perform, or procure the performance of, the various responsibilities assigned to such Compliance Designees by this Code of Ethics.  The Compliance Designees for the Trust is set forth on Appendix C.

(g)                               “Control” has the same meaning as in Section 2(a)(9) of the 1940 Act.

(h)                               “Covered Security” means any Security defined under Section 2(a)(36) of the 1940 Act (see (p) below), except that the following types of securities are generally exempt from trading restrictions under this Code:

(i)                                     direct obligations of the Government of the United States;

(ii)                                  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)                               shares issued by open-end investment companies registered under the 1940 Act (other than Exchange Traded Funds).

(i)                                   “Equivalent Security” shall include any option to purchase or sell, and any security convertible into or exchangeable for such Covered Security.

(j)                                   “Exchange-Traded Funds (ETFs)” include shares of open-end mutual funds and units of unit investment trusts (UITs). Shares of several other products are sometimes referred to as ETFs although they are not actually shares of registered investment companies due to their lack of qualification for registration under the 1940 Act or because they have no requirement to register.  All of these securities trade in the open market over an exchange (hence the name exchange-traded fund), rather than being bought and sold by the investment company as redeemable securities.

(k)                                “Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Fund within the meaning of Section 2(a)(19)(A) of the 1940 Act.

(1)                                “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(m)                             “Investment Personnel” means:

(i)                                     any employee of the Trust or Adviser to any of the Funds of the Trust (or of any company in a control relationship to the Trust or Adviser), who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust, and

(ii)                                  any natural person who controls the Trust or Adviser to the Funds of the Trust, who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

(n)                               “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506.

(o)                               “Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(p)                               “Security” shall have the same meaning set forth under Section 2(a)(36) of the 1940 Act, generally defined as any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into in a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

2.             PROHIBITED TRANSACTIONS

(a)                                No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 or the adviser code of ethics which such Access Person may be subject to. Please refer to the applicable trading restrictions on the chart attached hereto as Appendix “D.”

(b)                               Except as otherwise provided, no Access Person shall:

(i)                                     purchase or sell, directly or indirectly, any Covered Security (or any Equivalent Security) in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

(A)                            is being considered for purchase or sale by a Fund of the Trust with respect to which such Access Person has access to information regarding the Trust’s transactions, or

(B)                              is being purchased or sold by a Fund of the Trust with respect to which such Access Person has access to information regarding the Trust’s transactions;

(ii)                                  disclose to other persons the securities activities engaged in or contemplated for the various Funds of the Trust; and

(iii)                               trade on or communicate material non-public information, or “inside information” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

(c)                                Additionally, no Advisory Person or Investment Personnel shall, without approval of the appropriate Compliance Designee or such other person or committee at the Adviser, acquire directly or indirectly any Beneficial Ownership in any securities (i) in an Initial Public Offering or (ii) in a Limited Offering.

3.             EXEMPTED TRANSACTIONS

The prohibitions of Sections 2(b) and 2(c) of the Code shall not apply to:

(a)                                  purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(b)                                 purchases which are part of an automatic 401k Plan or dividend reinvestment plan;

(c)                                  purchases or sales which are part of a systematic investment plan whereby assets are moved from one type of account to another, provided such accounts, together with the related security transactions, do not include

Covered Securities. (Example:  monthly transfers from a bank account to a mutual fund);

(d)                                 purchases or sales of shares of any Fund of the Trust;

(e)                                  purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(f)                                transactions effected pursuant to an automatic 401k Plan or automatic dividend reinvestment plan.

4.             COMPLIANCE PROCEDURES

(a)                                 Initial Holdings Reports

All Access Persons, except Independent Trustees, shall report to the appropriate Compliance Designee within 10 days of becoming an Access Person, a form of which is attached as Schedule A. The holdings report must be current as of a date not more than 45 days prior to the individual’s becoming an Access Person:

(i)                                     the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii)                                  the name of any broker, dealer or bank (“financial institution”) with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)                               the date that the report is submitted by the Access Person.

(b)           Quarterly Securities Transactions Reports

(i)                                     Every Access Person shall report to the appropriate Compliance Designee the information described below with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person has no direct or indirect influence or control.

(ii)                                  Each Independent Trustee need only report a transaction in a security if such Trustee, at the time of that transaction knew, or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee, such security was purchased or sold by the Trust, as the case may be, or was being considered for purchase by a Fund.  In addition, it is the practice of the Adviser to give information about securities purchased or sold by each Fund or considered for purchase or sale by a Fund to Independent Trustees in materials circulated more than 15 days after such securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

(iii)                               Reports required under this Section shall be made not later than 30 days after the end of the calendar quarter. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were effected.

(iv)                              For all Access Persons other than Independent Trustees, a report shall be made on a form containing the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

(A)                            the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(B)                              the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)                              the price at which the transaction in the Covered Security was effected;

(D)                             the name of the financial institution with or through which the transaction was effected; and

(E)                               the date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(F)                               the name of the financial institution with whom the Access Person established the account;

(G)                              the date the account was established; and

(H)                             the date that the report is submitted by the Access Person.

(v)                                For Independent Trustees with reportable transactions and Officers, a report shall be made on the form of Quarterly Securities Transactions Report attached hereto as Schedule “A.”

(c)           Annual Holdings Reports

All Access Person, except Independent Trustees, must complete and submit to the Chief Compliance Officer, an annual holdings report which is current to within 45 days of the date that the report is submitted, a form of which is attached as Schedule A.  This report shall be due no later than the January 30 following the December 31 year-end, and shall disclose:

(i)                                     the title, number of shares and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

(ii)                                  the name of any financial institution with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)                               the date that the report is submitted by the Access Person.

(d)           Statements from Financial Institutions

With the exception of the Independent Trustees or Officers of the Trust who are not affiliated with the Adviser, every Access Person shall direct his or her financial institution to supply to the appropriate Compliance Designee, on a timely basis, duplicate copies of all periodic statements for all securities accounts.

If copies of periodic statements are not received within 30 days of the end of the reporting period, the Access Person shall provide a written authorization to the appropriate Compliance Designee to obtain such statements directly from the Access Person ‘s financial institution.

(e)           Notification of Reporting Obligation

The Compliance Designee shall notify each identified Access Person that he or she is subject to these reporting requirements and shall deliver a copy of the current Code of Ethics, and any subsequent amendments thereto, to each Access Person.

(f)            Certification of Compliance with Code of Ethics

Access Persons shall certify annually pursuant to the Annual Holdings Report, a form of which is attached as Exhibit C, that:

(i)                                     they have read and understand this Code of Ethics and recognize that they are subject thereto;

(ii)                                  they understand this Code of Ethics and acknowledge they are subject to it; and

(iii)                               they have reported all personal securities transactions required to be reported pursuant to the requirements of this Code of Ethics.

(g)           Conflict of Interest

Every Access Person shall notify the appropriate Compliance Designee of any personal conflict of interest relationship that may involve the Trust, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any series Fund of the Trust.

(h)           Review of Reports

The Compliance Designee or a designate listed on Appendix “C” shall review all holdings or transactions reports submitted by the Access Persons, including periodic statements from financial institutions confirming personal securities transactions, to ensure that no trading has taken place in violation of the Rule or this Code of Ethics.

(i)            Beneficial Ownership

Any form of report required pursuant to this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in any Covered Security to which the report relates.

5.             ANNUAL REPORTING

The Compliance Designees shall furnish to the Board of Trustees of the Trust, and the Board of Trustees shall consider, annual reports relating to this Code of Ethics and the code of ethics adopted by the Adviser or principal underwriter, as the case may be (the “Applicable Codes”). Such annual report shall:

(a)                                  describe any issues arising under the Applicable Codes or procedures during the past year;

(b)                                 summarize any material violations of the Applicable Codes or procedures, including sanctions imposed in response to such violations, during the past year;

(c)                                  identify any recommended changes in the existing restrictions or procedures based upon the experience of the Trust under the Applicable Codes, evolving industry practices or developments in applicable laws or regulations; and

(d)                                 certify that the Trust, and the Adviser or principal underwriter, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Applicable Codes.

6.             REPORTING OF VIOLATIONS

The Compliance Designees shall report any violation of this Code of Ethics, and all material violations of any code of ethics adopted by the Adviser to the Board, which shall consider reports of such violations on a quarterly basis, unless a more timely review is deemed necessary, and shall determine the extent to which this Code of Ethics and/or the applicable code of ethics has been violated and what sanctions, if any, should be imposed.

7.             SANCTIONS

Any securities trade found to be executed in violation of this Code of Ethics or the Rule shall be unwound (if possible) or, in the alternative, all profits shall be disgorged (net of commissions but before any tax effect). Such disgorged profits shall be paid over to the affected Fund of the Trust, or in the event the Trust is unaffected by the trade, such disgorged profits shall be donated to a recognized charity.

Upon determination that a material violation of this Code of Ethics has occurred, sanctions may be deemed appropriate, including, among other things, a letter of censure or suspension or termination of the violator.

8.             RETENTION OF RECORDS

As required under Rule 17j-1, the Trust shall maintain: a copy of each Code of Ethics in effect within the past five years; a list of all persons required to make reports hereunder from time to time; a copy of each report made by an Access Person hereunder; a list of all persons responsible for reviewing the reports required hereunder; a record of any decision, including the reasons supporting the decision, to approve the acquisition by an Advisory Person or Investment Personnel of securities in a Limited Offering or Initial Public Offering; each memorandum made by the Compliance Designees hereunder; and a record of any violation hereof, including any action taken as a result of such violation.

This Code shall be amended from time to time, as changing regulations warrant, as operational procedures are enhanced, or to reflect non-material updates. Should reported transaction activity of Access Persons indicate trends that could pose a potential risk to achieving full compliance with the Rule, additional trading restrictions may be implemented under this Code of Ethics.

10.          ADOPTION AND APPROVAL

The Board of Trustees of the Trust, including a majority of the Independent Trustees of the Board, shall approve this Code of Ethics with respect to the Trust, including any material changes to this Code.

APPENDIX “A”

SUMMARY OF RULE 17j-1)(b)

IT IS UNLAWFUL FOR:

Any affiliated person of, or principal underwriter for, a registered investment company (“Fund”), or any affiliated person of an investment adviser of, or of a principal underwriter for, a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired (see definition below) by the Fund:

1.                                     to employ any device, scheme or artifice to defraud the Fund;

2.                                     to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.                                     to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.                                     to engage in any manipulative practice with respect to the Fund.

Note:

For purposes of Rule 17j-1, a “security held or to be acquired” by a Fund means:

(i)                                     any Covered Security within the meaning of the Rule (see the definition of the term “Covered Security” in this Code) which, within the most recent 15 days:

•              is or has been held by the Fund; or

•                                        is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii)                                  any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

APPENDIX “B”

PORTFOLIOS OF THE ROXBURY FUNDS

Roxbury Small-Cap Growth Fund
Roxbury/Mar Vista Strategic Growth Fund

APPENDIX “C”

COMPLIANCE DESIGNEES
AND
DESIGNATED PERSONS TO SOLICIT AND REVIEW
CODE OF ETHICS REPORTS

ROXBURY
NAME	POSITION(S)	PHONE NUMBER	E:MAIL
Lance Simpson*	Chief Compliance Officer	952.230.6155	lsimpson@roxcap.com

* Compliance Designee

APPENDIX “D”

PROHIBITED TRANSACTIONS - REPORTABLE VIOLATIONS

TRADING RESTRICTIONS	ALL ACCESS PERSONS	ADVISORY PERSONS	INVESTMENT PERSONNEL
DISCLOSE, TRADE OR OTHERWISE OFFER OR COMMUNICATE MATERIAL OR NON-PUBLIC INFORMATION REGARDING ANY ACTIVITY INGAGED IN OR CONTEMPLATED BY A PORTFOLIO.	X	X	X
PURCHASE OR SELL A “COVERED SECURITY” THAT IS BEING CONSIDERED FOR PURCHASE OR SALE BY A PORTFOLIO.	X	X	X
PURCHASE OR SELL A “COVERED SECURITY” THAT IS CURRENTLY BEING PURCHASED OR SOLD BY A PORTFOLIO.	X	X	X
ACQUIRE BENEFICIAL OWNERSHIP IN AN INITIAL PUBLIC OFFERING WITHOUT PRIOR APPROVAL FROM THE APPROPRIATE PERSON(S).		X	X
PURCHASE PART OF A LIMITED OFFERING AND/OR PRIVIATE PLACEMENT WITHOUT PRIOR APPROVAL FROM THE APPROPRIATE PERSON(S).		X	X

* Refer to Code of Ethics for specific details.

SCHEDULE “A”

The Roxbury Funds

Holdings Report

For the Year/Period Ended
(month/day/year)

☐                                    Check Here if this is an Initial Holdings Report

As of the calendar year/period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Trust’s Code of Ethics:

Title of Security	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

For Initial Holdings Reports:  This report contains information current as of a date no more than 45 days prior to the date of becoming an Access Person.

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

SCHEDULE “B”

THE ROXBURY FUNDS

QUARTERLY SECURITIES TRANSACTIONS REPORTS*

For the Calendar Quarter Ended:

To the Chief Compliance Officer:

During the quarter referred to above, in compliance with the required reporting pursuant to the Code of Ethics (the “Code”) adopted by The Roxbury Funds (the “Trust”), the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Trust:

☐  Check here if you have no reportable transactions:

Title/Name & Full Description of Security Include Interest Rate and Maturity Date for Debt Securities (Please do not include ticker symbols.)	Date of Transaction	Buy, Sell, Other	Number of Shares (for Equity Securities)	Price At Which Transaction Was Effected	Financial Institution Through Which Trade Was Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

*  Independent Trustees only have to report transactions where they knew at the time of the transaction or, in the ordinary course of fulfilling their official duties as a trustee or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale, by a Fund.  Where there are no transactions to report, the Independent Trustee need not complete this form.

Date:

Signature:
Print Name:

SCHEDULE “C”

The Roxbury Funds

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of The Roxbury Funds, the undersigned hereby certifies as follows:

1.                                      I have read the Trust’s Code of Ethics.

2.                                      I understand the Code of Ethics and acknowledge that I am subject to it.

3.                                      Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Date:
Print Name